UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2007

The New York Times Company

(Exact name of Registrant as Specified in Its Charter)

New York	1-5837	13-1102020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

229 West 43rd Street, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 556-1234

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities and Item 7.01  Regulation FD Disclosure.

This Current Report on Form 8-K updates the Form 8-K filings made by The New York Times Company (the “Company”) on July 18, 2006, and October 19, 2006, in which the Company disclosed plans to consolidate the printing operations of a facility it leases in Edison, New Jersey, into its newest facility in College Point, Queens.

As part of the consolidation, the Company originally planned to sublease the Edison facility through 2018, the end of its current lease term.  However, after an evaluation of this and other options, the Company decided it was more economical to purchase the Edison facility and sell it, with two adjacent properties it already owned, to a third party.  The Edison lease, which was entered into in 1987, commits the Company to rent increases resulting in above-market rent that could only be partially offset through a sublease arrangement.  It also requires the Company to restore the facility to its original prior state at the end of the term.  In addition, the Company concluded that in order to attract potential sublessees, it would need to convert the manufacturing facility to a warehouse, resulting in occupancy delays and significant cost.  The Company believes that the purchase and sale arrangement, which allows it to liquidate its real estate obligations and holdings in a single transaction, is more financially attractive and also eliminates the market, credit and property risks arising from a sublease arrangement.

On March 22, 2007, the Company entered into an agreement to purchase the Edison facility for $140 million, the value of the property plus a premium to be released from its leasehold obligations.  On April 5, 2007, it entered into an agreement to sell the Edison facility and the adjacent properties, including a warehouse used for distribution operations, to KIF Property Trust for $92 million.  The transactions are scheduled to close simultaneously in the second quarter, subject to satisfaction of the closing conditions.  At the closing, the Company will enter into two leases from the new owner: one for the Edison facility (through December 31, 2008, with a right to terminate beginning June 1, 2008), during which it will complete the consolidation and remove equipment, and the other for a portion of the adjacent warehouse (for five years from the closing date, with an option to extend for five years) for a local distribution center.  Both leases are at market rates.

With these real estate transactions, the Company has updated estimates of the total costs it expects to close the Edison facility, which it anticipates to be in the range of $152 to $169 million.  The breakdown of estimated expenses is as follows:

•                  A net loss of $65 to $72 million in connection with the purchase of the Edison facility and the sale of that facility and adjacent property, expected to close in the second quarter.

•                  $70 to $75 million for accelerated depreciation expense, of which $21 million was recognized in the fourth quarter of 2006.  The remainder will be recognized through the end of the first quarter of 2008 ($10 to $12 million per quarter).  This expense is for the acceleration of depreciation expense of assets that the Company will continue to own at the Edison facility, mainly printing presses.

•                  $12 to $16 million for staff reduction costs.  As part of the consolidation and as previously disclosed, the Company expects a workforce reduction of approximately 250 full-time equivalent employees.  The Company plans to facilitate the reductions through a variety of severance and buyout packages.  The exact cost and the timing of the recognition and expenditures will depend on the final composition and seniority of the affected employees as well as the timing of the implementation of the staff reductions.

•                  $5 to $6 million in other expenses, mainly restoration costs, under the new Edison lease.

The consolidation is expected to be completed in the second quarter of 2008.  As previously disclosed, the Company expects to save $30 million annually due to lower operating costs and to avoid the need for approximately $50 million in capital investment at the Edison facility over the next ten years.  The Company expects a double-digit return on its total investment in the consolidation project, well above its cost of capital.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this current report on Form 8-K are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include national and local conditions, as well as competition, that could influence the levels (rate and volume) of retail, national and classified advertising and circulation generated by our various markets and material increases in newsprint prices. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE NEW YORK TIMES COMPANY

Date: April 11, 2007	By:	/s/ Rhonda L. Brauer
Rhonda L. Brauer
Secretary and
Corporate Governance Officer